Exhibit 10.1

November 15, 2009

Kenneth Luk

(Delivery by email)

Dear Kenneth:

I am pleased to confirm the offer of employment by UTStarcom Inc. (hereafter “UTStarcom” or the “Company”).  The terms and conditions outlined in this offer of employment are contingent upon the acceptance of this offer within one week from the date of this letter, and commencement of your employment with the Company no later than December 17th, 2009.

Your job title will be Senior Vice President and Chief Financial Officer.  You will report directly to Peter Blackmore, President and Chief Executive Officer, and will be located in Hangzhou, China, or any other location in China as requested by the Company.

All payments and stock awards will be subjected to any applicable tax or other legally-required withholding.  You will however be tax equalized to Hong Kong per our tax equalization policy as detailed below.

The key elements of this employment offer are as follows:

Base Salary:  Your starting salary will be an annual salary of RMB 2,500,000, with a 12 month pay schedule per year. Your salary will be paid on the last day of each month, and will be reviewed on an annual basis. Such reviews will not automatically result in an adjustment to your salary.

Global Performance Bonus:  Your on target bonus is 50% of your base salary, which is based on both company and individual performance.  The terms and conditions of the Global Performance Bonus may be modified at anytime at the sole discretion of management.  For the 2010 fiscal year, a minimum of 80% of your Annual Bonus target will be guaranteed to you, and will be payable at the time bonuses for the 2010 fiscal year are paid to other executives (but no later than March 15, 2011).

Sign-on Bonus:  You will be paid a Sign-on Bonus of RMB 340,800 payable after your start date on the first payroll as soon as administratively possible.  If you resign from UTStarcom within six (6) months from your employment with UTStarcom, the Sign-on Bonus must be repaid to UTStarcom in full.

Restricted Stock Award:  We will recommend to the Compensation Committee (the “Compensation Committee”) of our Board of Directors, at its next meeting after your start date at which grants are considered for approval, that you be granted an award of 300,000 Restricted

Stock of UTStarcom common stock. One-third of the shares will vest on the first anniversary of the date of grant, then one-third of the shares will vest annually thereafter, subject to your continuing to provide services to UTStarcom (or one of its subsidiary companies) through each applicable vesting date.

Executive Involuntary Termination Severance Pay Plan:  You will be covered by the Amended and Restated Executive Involuntary Termination Severance Pay Plan on the commencement of your employment, in which the terms and conditions, in part provide as follows:

In the event of involuntary termination of your employment for reasons other than cause, death or disability, you will be provided with payment of one year’s base salary plus 100% of your on target bonus for the year in which the termination occurs, an amount equal to twelve (12) months of the premiums for continuation coverage for your health benefits and 100% full vesting of equity as granted to you, including without limitation to stock options, restricted stock, restricted stock units, stock appreciation rights, performance units, performance shares and other stock awards.

Financial Planning benefit:  UTStarcom will cover up to RMB 34,100 per year of costs incurred by you in obtaining comprehensive financial planning and investment management services to assist you in understanding your financial picture and estate planning and insurance needs.  Covered services include retirement planning, education funding, portfolio risk management, concentrated stock and employee stock option management, 10b5-1 design, income and asset protection, estate planning and philanthropic gifting.  While we have made special arrangements for these services to be provided by Merrill Lynch, you can use any provider of your choice.  This is considered a taxable benefit.

Expatriate Benefits:  You will be eligible to receive expatriate benefits as follows:

•                  Housing: You will be provided an apartment in Hangzhou, with monthly rental not to exceed RMB 20,450.  In the event you are asked to move to Beijing, this allowance is subject to re-negotiation in the event that an apartment of an appropriate standard cannot be funded by this allowance.

•                  Car Allowance:  You will be provided a car and driver in Hangzhou through the company’s car fleet, or in Beijing in the event you are asked to relocate.

•                  Relocation assistance of up to RMB 102,250 to cover the actual expenses of reasonable, documented travel, and moving to and storing your personal effects in the assignment country within 90 days from your start date. You have the option of submitting receipts for reimbursement or receive a taxable lump sum amount.  If you resign from your employment with the Company within one (1) year following your start date, you agree that you will immediately repay the Company the full amount of the relocation reimbursement that you receive, less 1/12 of that amount for each full month that you are actually employed by the Company and this will not be pro-rated if you worked less than a full month.

•                  Home visit travel benefit of one round-trip airfare per quarter to visit Hong Kong.

•                  Repatriation: In the event of repatriation, the Company will reimburse you for the actual, reasonable, documented moving and travel costs incurred by you to return to your home country.  The maximum amount of such reimbursement will be up to RMB 102,250 (which amount will be subject to setoff for any amounts owed by you to the Company) and original receipts are required; no lump sum payment option is available. To qualify for the reimbursement, relocation expense must be incurred within 90 days following effective date of your repatriation.

•                  Medical, Dental & Vision Plan coverage will be provided under Aetna Global Benefits policy.

•                  Taxation equalization: The Company will provide you with tax equalization so that you incur no additional tax liability or benefit as a result of your assignment outside Hong Kong. In other words, your tax liability will be the same as if you had remained in your home country.  The Company will provide tax preparation and equalization services through Deloitte & Touche, which will also assist you in complying with all applicable tax laws of your home country and host country.  Tax preparation and equalization will be subject to the terms and conditions of the Company’s Tax Equalization Policy.

•                  Meal Allowance: You will also be eligible for a meal allowance of RMB 8 per working day.

Interest or penalties imposed by tax authorities as a result of improper reporting or delays in providing necessary documents by you to Deloitte & Touche will be your responsibility.

To the extent that it is required by the laws of Hong Kong that you and the Company contribute towards your mandatory provident fund (“MPF”), the Company shall so contribute as required and you agree that the Company may deduct your portion of the relevant contribution to the MPF from your remuneration so long as you are required to so contribute and you are under our employ.

You will be entitled to 15 business days of annual leave upon joining the Company. Days of your entitled annual leave will increase one day for every three years of continuous service up to a maximum of 20 days.  You will be subject to your assignment country’s holiday schedule.

You will be entitled to other employee benefits according to the Company regulations, and be required to observe the terms and conditions as described in the regulations.

You may terminate your employment with the Company upon 30 days notice to the Company. Similarly, in the event that the Company wishes to terminate your service for reasons of unsatisfactory performance or redundancy, you shall be given 30 days notice. However, the Company has a right to give 1 day notice of termination of employment in case of serious instances of violations of work rules, discourtesy to staff or clients, misbehavior or actions which damage the reputation of the Company.  In the case of malfeasance, theft, fraud or other serious misbehavior, such termination may be made effective immediately. The Company may tender payment, in lieu of the notice referred to above.

You may learn certain facts, know-how, trade secrets or other confidential information during your employment at the Company. Signature of this agreement represents your promise that during and after your employment with the Company, you will keep all such information strictly confidential, and will never use it for the benefit of yourself or a third party, unless prior written permission for such use is obtained from the Company.

This letter agreement sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral.  This agreement may not be modified or amended except by a subsequent written agreement, signed by an authorized officer of the Company and by you.

This offer is contingent upon successful reference or background checks.  We ask that you indicate your consent and approval of the provisions of your offer letter attachment by signing the acknowledgment block below on the offer letter and initialing each page of your offer letter attachments.

For and on behalf of
UTStarcom Inc.

Mark Green
Senior Vice President, Global Human Resources & Real Estate

Acknowledge and agreed by,

Kenneth Luk

Date